LISKA BIOMETRY SECURES 5MM IN FINANCING

June 9th, Dover, NH: Liska Biometry Inc., provider of secure identification solutions, completed a $5 million financing agreement with a New York-based asset management firm.

The financing consists of two separate convertible notes; a $3 million note, convertible in common stock at $0.40, and a $2 million note, convertible into common stock at $0.60. Both notes bear an interest rate of 10% per annum and are due 2009 unless converted into common stock of Liska. Liska also granted CAMOFI warrants exercisable at any time prior to May 31, 2013, to purchase 12.5MM shares of its Common Stock at an exercise price of $0.40 per share. The company will file a registration statement with the Securities and Exchange Commission to register the common stock issuable upon conversion of the notes as well as the common stock underlying the warrants.

A portion of the proceeds of this financing were used to acquire Markow Photo. The balance will be used as working capital to help fund the company's sales growth, future acquisitions and intellectual property development.

"This financing is an integral part of our success going forward, the capital will enable us to execute our mission of becoming a global player in secure identification solutions ," said Charles Benz, Chairman and CEO of Liska Biometry Inc. "Our industry is growing rapidly, having Wall Street support will enable us to execute on more opportunities in our space."


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "PSLRA") provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

Statements contained herein that are not based on historical fact , as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "could" and other similar expressions, constitute forward-looking statements under the PSLRA. Liska and DCS intend that such forward-looking statements be subject to the safe harbor created thereby.
Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause Liska and DCS actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in Liska annual, quarterly and other periodic public filings on record with the Securities and Exchange Commission which can be viewed free of charge on its website at http://www.sec.gov.
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For more Liska information please contact:


Contact: Liska Biometry, Inc.

         Christopher J. LeClerc, President and CFO
         (603) 742-8100
         investors@liskabiometry.com
         www.liskabiometry.com